Personal Securities Transactions

Capital Guardian Asset Management LLC has adopted the following principles governing personal investment activities by Capital Guardian Asset Management LLC's supervised persons:

•      The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•      Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein, without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts of interest.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts of interest.

Procedures

Pre-clearance

Given the current size of the firm, all publicly traded securities are exempt from requiring pre-clearance to transact unless they are on the Core Equity List. Currently, firm transactions on behalf of clients have an immaterial effect on public market trading valuations. No employee shall trade the same security on the same day client orders are executed. Transaction notification to the Chief Compliance Officer shall be deemed sufficient adherence to policy. Any employee transactions, regardless of materiality, deemed as a potential perceived conflict of interest, shall be recorded in the firm’s record keeping. At such time that the Chief Compliance Officer or the Managing Partner determines that a pre-clearance of personal transaction policy is necessary, the following process shall be implemented:

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if:

•	such purchase or sale has been approved by a supervisory person designated by Capital Guardian Asset Management LLC firm;

•	the approved transaction is completed by the close of business on the second trading day after approval is received; and

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•	the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the Chief Compliance Officer. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts of interest with the principles and objectives of this Code, including a pattern of front running. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every supervised person that does not permit their custodian(s) to copy Capital Guardian Asset Management on reporting statements, transaction confirms etc., shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below.

1.   Initial Holdings Report

a.	Every supervised person shall, no later than ten (30) days after the person becomes a supervised person, file an initial holdings report containing the following information:

i.   The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

ii.   ii. The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

iii.   iii. The date that the report is submitted by the supervised person. The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.   Annual Holdings Report

a.
Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

b. Supervised persons will be exempt from this requirement if all of their personal holdings are held at custodian for which the compliance officer has access to and may review independently.

3.   Quarterly Transaction Reports

a.
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information: With respect to any transaction during the quarter in a reportable ownership:

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ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

      iii.   The price of the reportable security at which the transaction was effected;

iv. iv. The name of the broker, dealer or bank with or through whom the transaction was effected; and

        v.   The date the report is submitted by the supervised person.

b.
Supervised persons are required to have duplicate copies of their monthly brokerage statements sent to the CCO or made available by download to the CCO by the custodian and will be exempt from this requirement if all of their personal transactions were conducted at custodian for which the compliance officer has access to and may review these records independently.

4.   Exempt Transactions
a.      A supervised person need not submit a report with respect to:

i.
Transactions in securities based on broad market indices such as but not limited to the S&P 500, the MSCI World or the like. Examples of these types of transactions would include ETFs where the either the actual security of the underlying index is so large in comparison to the size of the trade being performed that the market impact of the trade would be irrelevant to the price received by clients of the firm should the client happen to have their trade executed subsequent to the supervised person.

ii. Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
      iii.   Transactions effected pursuant to an automatic investment plan;
iv.
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Capital Guardian Asset Management LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

v.	Any transaction or holding report if Capital Guardian Asset ManagementLLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

5.   Monitoring and Review of Personal Securities Transactions

a.
The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with Capital Guardian Asset Management LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. Brian Kirkpatrick may also initiate inquiries of supervised persons regarding personal securities trading.

b.	Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Capital Guardian Asset Management LLC.

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c.	Any transactions for any accounts of Brian Kirkpatrick will be reviewed and approved by the President or other designated supervisory person.
d.
The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Capital Guardian Asset Management LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Capital Guardian Asset Management LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Capital Guardian Asset Management LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Brian Kirkpatrick immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Capital Guardian Asset Management LLC), while in the possession of material, nonpublic information, nor may any personnel of Capital Guardian Asset Management LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Brian Kirkpatrick.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company’s

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securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Capital Guardian Asset Management LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Capital Guardian Asset Management LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

a)   Report the information and proposed trade immediately to Brian Kirkpatrick.
b) Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
            c)   Do not communicate the information inside or outside the firm, other than to Brian Kirkpatrick.
d)
After Brian Kirkpatrick has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take. You should consult with Brian Kirkpatrick before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Capital Guardian Asset Management LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Capital Guardian Asset Management LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Brian Kirkpatrick immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

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Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Capital Guardian Asset Management LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Capital Guardian Asset Management LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. Brian Kirkpatrick may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Brian Kirkpatrick shall take steps to immediately inform all supervised persons of the securities listed on the restricted list. Brian Kirkpatrick may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Brian Kirkpatrick and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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Transactions & Records

Capital Guardian Asset Management LLC's policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with Capital Guardian Asset Management LLC's fiduciary duty to its clients and consistent with regulatory requirements. Each employee must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the firm’s Compliance Officer, or other designated officer.

Background

Generally, state books and records requirements require advisers to identify “advisory representatives,” the reporting of personal securities transactions on a quarterly basis and the maintenance of records of personal securities transactions. For SEC advisers, the Advisers Act has different and more stringent requirements and, the SEC adopted a new rule (Rule 204 A-1 NOTE: compliance date 2/1/2005), similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics that would require, among other things, setting ethical standards and compliance with the securities laws, safeguarding material nonpublic information about clients' transactions and portfolio holdings, initial and annual reports of securities holdings for access persons, and Form ADV Part II summary disclosure about the adviser's code of ethics. An investment adviser's policies and procedures covering the personal investments of employees and others represents an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interests and possible regulatory violations.

Responsibility

The Chief Compliance Officer has the responsibility for the implementation and monitoring of our policy on personal securities transactions and activities, practices, disclosures and recordkeeping.

Procedure

Capital Guardian Asset Management LLC has adopted procedures to implement the firm’s policy on personal securities transactions and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	The Chief Compliance Officer maintains a list of the firm's advisory representatives which is updated periodically.
•
Employees are to identify any personal investment accounts and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing any account(s).

•
Employees must report all required information for covered personal securities transactions on a quarterly basis within 10 days of the end of each calendar quarter to the Compliance Officer or other designated officer. (Note: See Regulatory Reference section for guides to state requirements.)

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•	The Chief Compliance Officer, or his designee, maintains appropriate records of the firm's advisory representatives, and reports of personal securities transactions, among other things.
•
The Chief Compliance Officer will review all employees’ reports of personal securities transactions for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, among other things.

•	Employees are required to arrange for their personal and related accounts to be sent by their brokerage firm/custodians to the Chief Compliance Officer, or other designated officer.

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